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Exhibit 99.2

Press Release
For Immediate Release

Beazer Homes Receives Upgrade From Standard & Poor's

        Atlanta, Georgia, April 9, 2002—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that it has received an upgrade from Standard & Poor's. S&P has raised Beazer's corporate credit rating from "BB-" to "BB" and has, accordingly, raised the rating on Beazer's $200 million 8.625% Senior Notes due 2011 and $100 million 8.875% Senior Notes due 2008 to "BB". S&P also assigned a "BB" rating to Beazer's proposed $350 million Senior Notes (144a offering) due 2012, which will be used mainly to fund the cash portion of Beazer's previously announced purchase of Crossmann Communities, Inc., repay Crossmann's outstanding debt and reduce borrowings under Beazer's revolving credit facility.

        Standard & Poor's cited that the upgrade was supported by Beazer's "improved profitability; sound financial position and the good strategic fit and relatively credit neutral structure of its expected merger with Crossmann."

        David S. Weiss, Executive Vice President and Chief Financial Officer, said, "We are extremely proud that S&P has recognized our superior financial performance and strong financial position and the fact that our merger with Crossmann Communities was structured to preserve both. We intend to continue to manage our balance sheet and financial position conservatively, to maintain financial flexibility and warrant future upgrades."

        Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	David S. Weiss Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com
Note:	Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report for the year ended September 30, 2001.

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Beazer Homes Receives Upgrade From Standard & Poor's